                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 17, 1998

                                      among

                               THE RIVAL COMPANY,

                              HOLMES PRODUCTS CORP.

                                       and

                           MORIARTY ACQUISITION CORP.

                                TABLE OF CONTENTS

ARTICLE I.  THE OFFER.......................................................     1
    SECTION 1.1.  THE OFFER.................................................     1
    SECTION 1.2.  COMPANY ACTION............................................     3
    SECTION 1.3.  DIRECTORS.................................................     5

ARTICLE II.  THE MERGER.....................................................     6
    SECTION 2.1.  THE MERGER................................................     6
    SECTION 2.2.  CLOSING...................................................     6
    SECTION 2.3.  EFFECTIVE TIME............................................     6
    SECTION 2.4.  EFFECTS OF THE MERGER.....................................     6
    SECTION 2.5.  CERTIFICATE OF INCORPORATION; BY-LAWS.....................     7
    SECTION 2.6.  DIRECTORS.................................................     7
    SECTION 2.7.  OFFICERS..................................................     7
    SECTION 2.8.  FURTHER ASSURANCES........................................     7

ARTICLE III.................................................................     8
  EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT CORPORATIONS....     8

    SECTION 3.1.  EFFECT ON CAPITAL STOCK...................................     8
    SECTION 3.2.  STOCK OPTIONS.............................................     9
    SECTION 3.3.  EXCHANGE OF CERTIFICATES..................................     9

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES.................................    11
    SECTION 4.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............    11
    SECTION 4.2.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..........    26

ARTICLE V...................................................................    28
  COVENANTS RELATING TO CONDUCT OF BUSINESS.................................    28

    SECTION 5.1.  CONDUCT OF BUSINESS OF THE COMPANY........................    28
    SECTION 5.2.  OTHER ACTIONS.............................................    30

ARTICLE VI.  ADDITIONAL AGREEMENTS..........................................    30
    SECTION 6.1.  MEETING OF STOCKHOLDERS...................................    30
    SECTION 6.2.  PROXYSTATEMENT............................................    31
    SECTION 6.3.  ACCESS TO INFORMATION; CONFIDENTIALITY....................    32
    SECTION 6.4.  COMMERCIALLY REASONABLE EFFORTS...........................    32
    SECTION 6.5.  FINANCING.................................................    33
    SECTION 6.6.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.......    33
    SECTION 6.7.  PUBLIC ANNOUNCEMENTS......................................    34
    SECTION 6.8.  ACQUISITION PROPOSALS.....................................    34
    SECTION 6.9.  STOCKHOLDER LITIGATION....................................    35
    SECTION 6.10.  COMPANY ACTION RELATING TO BENEFIT PLANS.................    35
    SECTION 6.11.  CONSENTS AND APPROVALS...................................    36
    SECTION 6.12.  REPAYMENT OF INDEBTEDNESS................................    36
    SECTION 6.12.  GUARANTY OF SUB'S OBLIGATIONS............................    36

ARTICLE VII.  CONDITIONS PRECEDENT..........................................    36
    SECTION 7.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER    36

    SECTION 7.2.  CONDITIONS TO OBLIGATIONS OF PARENT AND SUB...............    37
    SECTION 7.3.  CONDITIONS TO OBLIGATIONS OF THE COMPANY..................    38

    SECTION 7.4. EXCEPTION..................................................    38
    SECTION 7.5  FRUSTRATION OF CONDITIONS..................................    38

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER............................    39
    SECTION 8.1.  TERMINATION...............................................    39
    SECTION 8.2.  EFFECT OF TERMINATION.....................................    40
    SECTION 8.3.  AMENDMENT.................................................    41
    SECTION 8.4.  EXTENSION; WAIVER.........................................    42

ARTICLE IX.  GENERAL PROVISIONS.............................................    42
    SECTION 9.1.  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.............    42
    SECTION 9.2.  FEES AND EXPENSES.........................................    42
    SECTION 9.3.  DEFINITIONS...............................................    42
    SECTION 9.4.  NOTICES...................................................    42
    SECTION 9.5.  INTERPRETATION............................................    43
    SECTION 9.6.  COUNTERPARTS..............................................    43
    SECTION 9.7.  ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES...............    43
    SECTION 9.8.  GOVERNING LAW.............................................    44
    SECTION 9.9.  ASSIGNMENT................................................    44
    SECTION 9.10. ENFORCEMENT...............................................    44
    SECTION 9.11. SEVERABILITY..............................................    44

ANNEX I......................................................................    1
DISCLOSURE SCHEDULES.........................................................    4

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 17, 1998

                                      among

                               THE RIVAL COMPANY,
                     A DELAWARE CORPORATION (THE "COMPANY"),

                             HOLMES PRODUCTS CORP.,
                     A MASSACHUSETTS CORPORATION ("PARENT"),

                                       and

                           MORIARTY ACQUISITION CORP.,
             A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF

                                 PARENT ("SUB")



                                   WITNESSETH:

      WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby including the Offer and the Merger (each as defined herein) are fair to and in the best interest of the Company and its stockholders;

      WHEREAS, the Board of Directors of each of Parent and Sub has determined that the transactions contemplated by this Agreement (including the Offer and the Merger) are in the best interests of Parent and Sub and their respective stockholders; and

      WHEREAS, the Boards of Directors of the Company, Parent and Sub, have each approved and adopted this Agreement and approved the Offer and the Merger and the other transactions contemplated hereby and agreed to recommend, in the case of the Company, acceptance of the Offer by its stockholders.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                    THE OFFER

      SECTION 1.1. THE OFFER.

      (a) PURCHASE PRICE AND CONDITIONS. Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto which is not waived by Parent, Parent shall or shall cause Sub to, as promptly as practicable following the date hereof, but in no event later than five business days after the initial public announcement of the Offer, commence (within the meaning of Rule 14d-2 under the Securities

Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (as amended from time to time in accordance with this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares" or "Common Stock"), at a price of not less than $13.75 per Share, net to the seller in cash, subject to reduction only for any applicable back-up withholding or stock transfer taxes payable by the seller. For purposes of this Article 1, the party which makes the Offer, whether Parent or Sub, shall be referred to as the "Offeror." The obligation of Offeror to accept for payment and to pay for any Shares tendered in the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with any Shares then owned by Parent or Sub, represents at least 70% of the Shares then outstanding (the "Minimum Condition"), (ii) the receipt of cash proceeds of the Financing (as defined in Section 4.2(d) hereof) in an amount sufficient to consummate the transactions contemplated hereby pursuant to the terms of the Commitments (as defined in said Section 4.2(d)) or such other terms as Parent and the Company shall agree or as are not materially more onerous to Parent than as set forth in the Commitments (the "Financing Condition") and (iii) the other conditions set forth in Annex I hereto (together with the Minimum Condition and the Financing Condition, the "Tender Offer Conditions").

      (b) MODIFICATION OF CONDITIONS. Offeror expressly reserves the right in its sole discretion, subject to the limitations set forth in this Section 1.1(b), to waive any condition to the Offer (including the Minimum Condition, provided that no waiver of the Minimum Condition shall decrease the Minimum Condition to less than a majority of the Shares outstanding on a fully-diluted basis), to increase the price per Share payable in the Offer, to extend the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, Offeror will not (i) decrease the price per Share payable in the Offer, (ii) decrease the maximum number of Shares to be purchased in the Offer, (iii) impose terms and conditions to the Offer in addition to those set forth in Annex I hereto, (iv) change the terms and conditions to the Offer in any respect adverse to the Company, (v) except as provided in the next sentence, extend the Offer,
(vi) change the form of consideration payable in the Offer or (vii) amend any other term or condition of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Offeror may, without the consent of the Company, (i) extend the Offer (the initial scheduled expiration date being 20 business days following commencement of the Offer), at any time up to March 15, 1999, for one or more periods of not more than ten business days each, if any of the Tender Offer Conditions shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, or (iii) if all of the Tender Offer Conditions are satisfied or waived and the number of Shares tendered is at least equal to 70%, but less than 90%, of the then-outstanding number of Shares, further extend the Offer for an aggregate period of not more than ten business days beyond the then-scheduled expiration date. So long as this Agreement is in effect, the Offer has been commenced and the Tender Offer Conditions have not been satisfied or waived, the Offeror shall cause the Offer not to expire.

      (c) ACCEPTANCE OF SHARES. Subject to the terms and conditions of the Offer and this Agreement, Offeror shall accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Offeror becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after expiration of the Offer, subject to compliance with Rule 14e-1 (c) under the Exchange Act. Subject to the terms and conditions of the Offer, Parent and Sub will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer.

      (d) OFFER DOCUMENTS. As soon as practicable on the date of the commencement of the Offer, Offeror shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto and including exhibits thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with applicable federal securities laws and any other applicable laws. Parent, Sub and the Company each agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Offeror will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and any other applicable laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC; provided that Offeror will attempt to give the Company and its counsel as much time prior to filing to so review and comment as Offeror believes is reasonably practicable under the circumstances. Offeror will provide the Company and its counsel with any comments Offeror and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof.

      (e) TERMINATION OF OFFER. In the event that the Offer is terminated or withdrawn by Offeror, Parent and Sub shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Exchange Agent (as defined in Section 3.3 hereof).

      SECTION 1.2. COMPANY ACTION.

      (a) APPROVAL BY BOARD OF DIRECTORS. The Company hereby consents to the Offer and represents that as of the date hereof its Board of Directors (the "Board of Directors"), at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.1 hereof), are fair to and in the best interest of the Company and its stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approvals are sufficient to render entirely inapplicable to the Offer and the Merger or Parent or Sub the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware GCL"), assuming neither Parent nor Sub is an "interested stockholder" as defined therein, (iii) taken such action as is necessary to approve this Agreement, the purchase of Shares pursuant to the Offer, the Merger and the other transactions contemplated hereby under the provisions of the Company's Restated Certificate of Incorporation and By-laws, each as amended to date (as so amended, the "Restated Certificate of Incorporation" and "By-laws", respectively), and (iv) subject to the terms hereof, resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders.

      (b) OPINION OF FINANCIAL ADVISOR. NationsBanc Montgomery Securities LLC (the "Financial Advisor") has delivered to the Board of Directors its written opinion, as of the date hereof, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Shares (other than Shares owned by Parent and its Affiliates) pursuant to each of the Offer and the Merger, taken together, is fair to the holders of Shares from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor, the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents and the Schedule 14D-9 (as defined in paragraph (e) of this Section 1.2) on the terms of the engagement letter between the Company and the Financial Advisor dated September 24, 1998.

      (c) TENDERS BY DIRECTORS AND OFFICERS. Concurrently with the execution hereof, each of the Company's directors and certain executive officers, as requested by Parent, have executed and delivered a Tender and Voting Agreement with Parent and Sub, pursuant to which each of such persons has agreed, subject to the terms thereof, to the extent of their beneficial ownership of Shares, to tender their Shares pursuant to the Offer and to vote such Shares in favor of the Merger.

      (d) STOCKHOLDER LIST. The Company will promptly furnish Parent with a list of its stockholders, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request from time to time in connection with the Offer and the Merger (including but not limited to communicating the Offer and the Merger to the record and beneficial holders of Shares). Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent, Offeror and their agents and advisors shall use the information contained in any such labels and listings only in connection with the Offer and the Merger and, if this Agreement shall be terminated pursuant to Article VIII hereof, shall deliver to the Company all copies and extracts of such information then in their possession or under their control.

      (e) SCHEDULE 14D-9. On or prior to the date that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any supplements or amendments thereto and including exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendations of the Board of Directors referred to in Section 1.2(a) hereof, subject to the fiduciary duties of the Board of Directors under applicable law and to the terms of this Agreement. The Schedule 14D-9 will comply in all material respects with all applicable federal securities laws and any other applicable laws. The Company, Parent and Sub each agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company will take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and any other applicable laws. Parent, Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC; provided that the Company will attempt to give Parent, Sub and their counsel as much time prior to filing to so review and comment as the Company believes is reasonably practicable under the circumstances. The Company will provide Parent and Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

      SECTION 1.3. DIRECTORS.

      (a) APPOINTMENT OF PARENT DESIGNEES. Effective upon the purchase of and payment for Shares by Offeror pursuant to the Offer such that Offeror shall own at least a majority of the Shares and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to any increase in the number of directors pursuant to this Section 1.3) multiplied by (ii) the percentage that the number of Shares owned by Parent and Sub bears to the total number of Shares outstanding on an undiluted basis, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Board of Directors, including, without limitation, increasing the number of directors and/or securing the resignations of such number of incumbent directors as is necessary to enable Parent's designees to be elected to the Board of Directors and to cause Parent's designees to be so elected. At such times, the Company will use its best efforts to cause individuals designated by Parent to constitute the same percentage as such individuals represent on the Board of Directors of (x) each committee of the Board of Directors, (y) each board of directors of each Subsidiary (as defined below) of the Company and (z) each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.3 hereof), the Company shall use its best efforts to ensure that not less than two persons who are directors on the date hereof shall remain as members of the Board of Directors (the "Continuing Directors") until the Effective Time, and Parent and Sub shall take no action (other than removal for cause) to prevent such Continuing Directors from so serving. In the event there is only one Continuing Director, such Continuing Director shall have the right to designate a person, who is reasonably acceptable to Offeror, to become a Continuing Director. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company or Parent, as applicable.

      (b) COMPLIANCE WITH INFORMATION REQUIREMENTS. The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company, with Parent's cooperation, shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3, including mailing to the stockholders as part of the Schedule 14D-9 the information required by such Section 14(f), as is necessary to enable Parent's designees to be elected to the Board of Directors. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. For purposes of this Agreement, "affiliate" shall mean, as to any person, any other person that would be deemed to be an "affiliate" of such person as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

      (c) CONTINUING DIRECTOR APPROVAL. Following the election or appointment of Parent's designees pursuant to this Section 1.3 and prior to the Effective Time (as defined in Section 2.3), so long as there shall be at least one Continuing Director, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub, any consent of the Company contemplated hereby, any extension of the Effective Time as contemplated by the last sentence of Section 2.3, any waiver of any of the Company's rights hereunder, any amendment to the Company's Restated Certificate of Incorporation or By-laws or any action taken by the Company that materially adversely affects the interests of the stockholders of the Company (other than the Offeror) with respect to the transactions contemplated hereby, will require the concurrence of at least one of the Continuing Directors.

                                   ARTICLE II

                                   THE MERGER

      SECTION 2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware GCL, at the Effective Time, Sub shall be merged with and into the Company (the "Merger"). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

      SECTION 2.2. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8. 1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Boston time, not later than the third business day following the date on which the last to be fulfilled or waived of the conditions set forth in
Article VII shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Posternak, Blankstein & Lund, L.L.P., 100 Charles River Plaza, Boston, Massachusetts, unless another date, time or place is agreed to by the parties hereto.

      SECTION 2.3. EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as Parent and the Company may agree) a Certificate of Merger or other appropriate documents, executed in accordance with the relevant provisions of the Delaware GCL, and make all other filings or recordings required under the Delaware GCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger (the "Effective Time").

      SECTION 2.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the appropriate provisions of the Delaware GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.5. CERTIFICATE OF INCORPORATION; BY-LAWS.

      (a) The Company's Restated Certificate of Incorporation, as in effect at the Effective Time, shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      (b) The Company's By-laws, as in effect at the Effective Time, shall be, from and after the Effective Time, the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      SECTION 2.6. DIRECTORS. The directors of Sub at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 2.7. OFFICERS. The officers of Sub at the Effective Time, including such officers of the Company as shall have become duly elected and qualified officers of Sub, shall become, from and after the Effective Time, the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 2.8. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE III

                  EFFECT OF THE MERGER ON THE SECURITIES OF THE

                            CONSTITUENT CORPORATIONS

      SECTION 3.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

      (a) COMMON STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each Share issued or outstanding immediately prior to the Effective Time that is owned by the Company or by Parent or Sub shall be canceled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

      (c) CONVERSION OF COMPANY SHARES. At the Effective Time, each Share other than (i) Shares to be canceled pursuant to Section 3.1(b) and (ii) Dissenting Shares (as hereinafter defined) shall be converted into and become the right to receive, upon surrender of the certificate representing such Shares in accordance with Section 3.3, the cash price per Share paid by Sub pursuant to the Offer (the "Merger Consideration").

      (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Stockholder"), if any, who has the right to demand, and who properly demands, an appraisal of such Shares in accordance with the Delaware GCL (including but not limited to Section 262 thereof, or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws such Dissenting Stockholder's right to such appraisal, if any. Provided the holder of any Dissenting Shares complies with the provisions of Delaware law, such holder shall have with respect to such Shares solely the rights provided under the Delaware GCL. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each such Share of such Dissenting Stockholder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 3.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

      (e) CANCELLATION AND RETIREMENT OF COMMON STOCK. As of the Effective Time all certificates representing Shares, other than certificates representing Shares to be canceled in accordance with Section 3.1(b) or Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.3.

      SECTION 3.2. STOCK OPTIONS. As of the Effective Time, each outstanding, unexercised stock option to purchase Shares (a "Company Stock Option") issued under the Company's 1986 Stock Option Plan (the "1986 Plan") and the 1994 Stock Option Plan (the "1994 Plan") (collectively, the "Company Stock Option Plans") shall terminate and be canceled and each holder of a Company Stock Option shall be entitled to receive, in consideration therefor, a cash payment from the Company (which payment shall be tendered to such holder on the Closing Date, or such earlier date after the consummation of the Offer and not later than five business days after the option holder shall have tendered the option to the Company and consented to its cancellation in exchange for payment) equal to the product of (a) the excess, if any, of (x) the Merger Consideration over (y) the per Share exercise price of such Company Stock Option, times (b) the number of Shares then subject to such Company Stock Option. Such cash payment shall be net of any required withholding taxes. Not later than the second business day following the execution and delivery of this Agreement, the Company shall cause the committee administering each Company Stock Option Plan (the "Option Committee") to provide to each holder of a Company Stock Option written notice regarding the termination of such Company Stock Option as contemplated by
Section 3.13(a)(i) of the 1986 Plan and Section 3.12(a)(i) of the 1994 Plan, respectively. As of the Effective Time, each outstanding Company Stock Option and each of the Company Stock Option Plans shall terminate and be of no further force or effect, and the Company shall take such action as shall be necessary to ensure, to Parent's reasonable satisfaction, that no holder of a Company Stock Option or participant in any other employee benefit plan or program of the Company will have any right to acquire any interest in the Surviving Corporation under the Company Stock Option Plans or any other such plan or program.

      SECTION 3.3. EXCHANGE OF CERTIFICATES.

      (a) EXCHANGE AGENT. As of the Effective Time, Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank, trust company or other agent designated by Sub, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, cash in an aggregate amount equal to the product of (x) the number of Shares outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(b) and Dissenting Shares), times (y) the Merger Consideration (such amount being hereinafter referred to as the 'Payment Fund"). The Exchange Agent shall invest the Payment Fund, as directed by the Surviving Corporation, in any of the following: (i) obligations issued or guaranteed by the United States of America;
(ii) certificates of deposit, time deposits, commercial paper or any other obligations of any bank or trust company organized or licensed to conduct a banking business under the laws of the United States or any state thereof and having total assets of not less than $10.0 billion; (iii) commercial paper with maturities of not more than ninety days having the highest rating then given by Moody's Investors Services, Inc. or Standard & Poor's Corporation; (iv) repurchase obligations for underlying securities of the types described in clause (i) above; (v) any trust, fund, Money

Market account or other collective investment vehicle investing principally in the investments specified in clauses (i) through (iv) above; or (vi) any other investment reasonably satisfactory to the Company. Earnings on the Payment Fund shall be for the account of Parent.

      (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented outstanding Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash which the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 3.1(c). The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed with the signature guaranteed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other tax required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 3.3(b), each certificate representing Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Section 3.1. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of Shares.

      (c) LETTER OF TRANSMITTAL. Promptly after the Effective Time, but in any event within five business days thereafter, the Surviving Corporation shall cause to be mailed to each record holder of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to
Section 3.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 3.1.

      (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates, and no holder of Shares shall thereby have any equity interest in the Surviving Corporation.

      (e) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares more than six months after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect to all funds made available to it) shall be delivered to the Surviving

Corporation, upon demand, and any such holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) and only as general creditors thereof for payment of their claim for the Merger Consideration.

      (f) NO LIABILITY. None of Parent, Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Shares shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(d)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

      (g) WITHHOLDING RIGHTS. The Surviving Corporation, Parent or Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, and shall promptly pay over to the appropriate Governmental Entity, such amounts as the Surviving Corporation, Parent or Sub is required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

      (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease its properties as now owned, operated and leased. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not (i) have a material adverse effect upon the business, assets, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole, or
(ii) prevent the Company from consummating the transactions contemplated hereby (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws, as amended to the date of this Agreement.

      (b) SUBSIDIARIES. Section 4.1(b) of the disclosure schedule delivered by the Company to Parent contemporaneously herewith (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, capitalization and number of shares of outstanding capital stock of each of the Company's Subsidiaries. All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company, beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Company's Subsidiaries, and as otherwise disclosed in Section 4.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each of the Company's Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties as now owned, operated or leased; and (c) is qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which (i) the ownership or leasing of real property or the conduct of its business requires such qualification or licensing and (ii) the failure to be so qualified or licensed, either singly or in the aggregate, would have a Material Adverse Effect. The Company has delivered to Parent complete and correct copies of the Certificate of Incorporation or other charter documents and By-laws of each of its Subsidiaries, each as amended to date.

      (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists solely of 15,000,000 shares of Common Stock. As of the date hereof, 9,294,227 Shares are issued and outstanding, 880,311 shares of Common Stock are reserved for issuance pursuant to outstanding Company Stock Options, and 513,497 shares of Common Stock are held by the Company in its treasury. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Section 4.1(c) of the Disclosure Schedule accurately sets forth the number of Shares issuable upon exercise of each outstanding Company Stock Option, the vesting schedule thereof, and the applicable exercise price with respect to each such Company Stock Option. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or (ii) restricts the transfer of Common Stock. Except as set forth in Section 4.1(c) of the Disclosure Schedule, the Company has no outstanding stock appreciation rights, phantom stock or stock equivalents.

      (d) AUTHORITY; ENFORCEABILITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders, if required, as set forth in
Section 7.1(a) with respect to the consummation of the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as set forth in Section 7.1(a). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Certificate of Incorporation or By-laws of the Company, (ii) except as otherwise set forth in Section 4.1(d) of the Disclosure Schedule and subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (iii) violate, conflict with or constitute a breach under any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which any of its assets is bound or subject, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency, board, commission, department or regulatory authority, domestic or foreign (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) state securities or blue sky laws and state takeover, antitrust and compensation law filings and approvals, (iii) compliance with any applicable requirements of The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.1(d) of the Disclosure Schedule or as to which the failure to so receive or make would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party or subject to, or bound by, any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument which prevents or restricts its power and authority or its ability to grant liens upon or otherwise pledge its assets, to guarantee obligations of third parties or pay dividends on its capital stock, except as set forth in Section 4.1(d) of the Disclosure Schedule.

      (e) FINANCIAL STATEMENTS; SEC REPORTS. The Company has previously furnished Parent and Sub with true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1996 (the "1996 Annual Report"), June 30, 1997 (the "1997 Annual Report") and June 30, 1998 (the "1998 Annual Report" and, together with the 1996 Annual Report, the 1997 Annual Report, and the Form 10-Q as defined below, the "Reports") filed by the Company with the SEC, (ii) its Quarterly Report on Form 10-Q for the three months ended September 30, 1998 (the "Form 10-Q") filed by the Company with SEC, (iii) the unaudited consolidated balance sheets and the unaudited consolidated statements of operations of the Company and its Subsidiaries as at October 31, 1998, November 30, 1998 and for the months then ended (the "Monthly Financial Statements"), (iv) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) held or scheduled to be held since June 30, 1996 and (v) each other registration statement, proxy or information statement or current report on Form 8-K filed since June 30, 1996 by the Company with the SEC. Since the effective date of its initial public offering in 1992, the Company has complied in all material respects with its SEC filing obligations under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"). The financial statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) and the Monthly Financial Statements were prepared in accordance with generally accepted accounting principles (except, in the case of interim unaudited financial statements, as permitted by the rules and regulations applicable to Form 10-Q) applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as to form as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be disclosed in the Reports or as otherwise disclosed in Section 4.1(f) of the Disclosure Schedule, since June 30, 1998 there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock, other than cash dividends of $.07 per Share paid or to be paid to stockholders on or about September 15, 1998 and December 15, 1998;
(ii) any issuance by the Company, or agreement or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock, except for stock options and stock purchase rights set forth in Section 4.1(c) of the Disclosure Schedule; (iii) any change by the Company in accounting methods, principles or practices, except as required by generally accepted accounting principles; (iv) any increase in wage or bonus, severance, profit sharing, retirement, deferred compensation, change of control, insurance or other compensation or benefits or any new compensation or benefit plans or arrangements or any amendments to any

Benefit Plans (as hereinafter defined) existing on June 30, 1998, other than as required under written agreements or commitments in effect as of June 30, 1998 and other than customary increases or bonus payments made in the ordinary course of business consistent with prior practice (not including, however, any new or additional Benefit Plans unless disclosed in Section 4.1(f) of the Disclosure Schedule); (v) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or its Subsidiaries which would have a Material Adverse Effect; (vi) any other event or change which would have a Material Adverse Effect; or (vii) any agreement or commitment to which the Company is a party, whether in writing or otherwise, to take any action described in this subsection 4.1(f). Since June 30, 1998, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement or as described in Schedule 5.1 of the Disclosure Schedule.

      (g) NO UNDISCLOSED LIABILITIES. Except as set forth in the Reports, or as contemplated by the Restructuring (as defined in Section 5.1), neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended June 30, 1998 included in the 1998 Annual Report (the "1998 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1998 Balance Sheet, (iii) incurred since June 30, 1998 in the ordinary course of business consistent with past practice, (iv) incurred in connection with this Agreement or (v) which would not have a Material Adverse Effect.

      (h) COMPLIANCE WITH LAWS. The business of the Company and each of the Subsidiaries has been operated at all times in compliance with applicable statutes, laws, rules, regulations, permits, licenses, orders, injunctions and judgments (collectively, "Laws"), including, without limitation, applicable Laws governing or regulating environmental matters, manufacturing, marketing and distribution of products, product safety (including the regulations of the Consumer Product Safety Commission, the Canadian Standards Association and Underwriters' Laboratory), product recalls, wages and hours, plant closings or reductions of activities at any facility, layoffs or reductions in force, working conditions and health and safety, except for such violations or failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect.

      (i) LITIGATION. Except as set forth in Section 4.1(i) of the Disclosure Schedule or otherwise disclosed in the Reports, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect.

      (j) EMPLOYEE BENEFIT MATTERS.

            (A) Section 4.1(j) of the Disclosure Schedule sets forth a list of all material employee welfare benefit plans (as defined in Section 3(l) of the Employee Retirement

      Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA), and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee or director of, or independent contractor or consultant to, the Company or its Subsidiaries (together, the "Benefit Plans") and any employment, severance or termination agreement to which the Company or any Subsidiary is a party. The Company has made available to Parent true and complete copies of all Benefit Plans, as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service ("IRS") determination letters obtained with respect to any Benefit Plan intended to be qualified under Section 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"). True and complete copies of the (i) most recent annual actuarial valuation report, if any, (ii) last filed Form 5500 together with Schedule A and/or B thereto, if any, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, (iv) most recent annual and periodic accounting of related plan assets, if any, and
      (v) such other materials with respect to the Employee Plans reasonably requested by Parent in each case, relating to the Benefit Plans, have been or will be delivered to Parent and are, or will be, correct in all material respects.

            (B) Except to the extent that any of the following, either alone or in the aggregate, would not have a Material Adverse Effect, or as set forth on Schedule 4.1(j) of the Disclosure Schedule: (i) neither the Company nor, to the Company's knowledge, any of its directors, officers, employees or agents has, with respect to any Benefit Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in
      Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Benefit Plan; (ii) all Benefit Plans are and have been at all times in compliance in all respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Benefit Plans, including, but not limited to, ERISA and the Code (except for such requirements that are not required to be adopted as of the effective date of the applicable requirement) and, to the knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Benefit Plans, which have been asserted or instituted against the Company, any Benefit Plan or the assets of any trust for any Benefit Plan, nor, to the knowledge of the Company, is there any basis for one; (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code, is so qualified, and has heretofore been determined by the IRS to be so qualified; (iv) neither the Company nor any trade or business which, together with the Company, is treated as a single employer under Section 414(t) of the Code (an "ERISA Affiliate") has, or at any time has had, an obligation to contribute to a "defined benefit plan" as defined in Section

      3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code or a "multiple employer plan" within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (v) with respect to each group health plan benefiting any current or former employee of the Company, or any ERISA Affiliate, that is subject to Section 4980B of the Code, the Company and any ERISA Affiliate, have complied with (A) the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and (B) the Health Insurance Portability and Accountability Act of 1996, as amended; (vi) all (A) insurance premiums required to be paid with respect to, (B) benefits, expenses, and other amounts due and payable under, and (C) contributions, transfers, or payments required to be made to, any Benefit Plan prior to the Effective Time will have been paid, made or accrued on or before the Effective Time;
      (vii) with respect to any insurance policy providing funding for benefits under any Benefit Plan, (A) there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent; (viii) no Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law, (B) death or retirement benefits under any qualified Benefit Plan, or (C) deferred compensation benefits reflected on the books of the Company; (ix) the execution and performance of this Agreement will not (A) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of the Company's Subsidiaries to any officer, director, employee, or former employee (or dependents of such employee), or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company; (x) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code); (xi) the disallowance of a deduction under
      Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any affiliate of the Company under any contract, Benefit Plan, program, arrangement or understanding currently in effect; (xii) neither the Company nor any ERISA Affiliate has any current or future liability with respect to any "employee benefit plans" (within the meaning of Section 3(3) of ERISA), other than the Benefit Plans, previously maintained or contributed to by the Company, any ERISA Affiliate or any predecessor to either thereof, or to which the Company, any ERISA Affiliate, or any such predecessor previously had an obligation to contribute.

      (k) TAXES. Except as disclosed in the Reports or in Section 4.1(k) of the Disclosure Schedule, each of the Company and the Subsidiaries (i) has timely filed all federal and, except as would not have a Material Adverse Effect, state and foreign Tax Returns required to be filed by the Company and each Subsidiary, respectively, for tax years ended prior to the date of this Agreement and all such Tax Returns are correct and complete in all material respects, (ii) has timely paid, withheld or accrued all Taxes due and payable, whether or not reflected on such Tax Returns, except as would not have a Material Adverse Effect, (iii) has not entered into any agreement or waiver which would extend the statute of limitations for filing any Tax Returns that have not yet been filed, and (iv) has "open" years for federal income Tax Returns only as set forth in Section 4.1(k) of the Disclosure Schedule. There are no liens for Taxes on the assets of the Company or the Subsidiaries except for liens for current Taxes not yet due, and, except as set forth in the Reports or in Section 4.1(k) of the Disclosure Schedule, there is no pending, nor has the Company or any Subsidiary received written notice of any threatened, Tax audit, examination, refund litigation or adjustment in controversy. Neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes. All Taxes which each of the Company and the Subsidiaries has been required to collect or withhold have been duly collected or withheld and to the extent required when due, have been or will be duly and timely paid to the proper taxing authority, except as would not have a Material Adverse Effect. Further, (A) no Taxes have been incurred after June 30, 1998 which were not incurred in the ordinary course of business consistent with prior practice, except as would not have a Material Adverse Effect, (B) the Company has not filed a consent to the application of Section 341(f) of the Code, (C) the Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code, (D) no indebtedness of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code, and (E) within the past three years, the Company has not been a member of an affiliated group filing consolidated or combined Tax Returns other than a federal income tax group the common parent of which is the Company.

      As used in the foregoing paragraph, (a) "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, use, license, payroll and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes, charges, fees, levies or other assessments and any obligations under any agreement or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity and (ii) all obligations, including joint and several liability pursuant to the law of any jurisdiction or otherwise, for the payment of any of the types of taxes referred to in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and
(b) "Tax Returns" shall mean any report, return or other information required to be supplied to any taxing authority in connection with Taxes.

      (l) BUSINESS COMBINATION STATUTE. The Board of Directors has taken all action necessary to render Section 203 of the Delaware GCL inapplicable to the Offer, the Merger, this Agreement, and any of the transactions contemplated hereby and thereby, assuming neither Parent nor Sub is an "interested stockholder" as defined in such Section 203.

      (m) CONDUCT OF BUSINESS.

            (A) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of any Governmental Entity or other persons necessary for the ownership, leasing, operation, occupancy and use of their respective property and assets and the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits individually and in the aggregate would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or non-renewal, except for such terminations, modifications or non-renewals as individually and in the aggregate would not have a Material Adverse Effect.

            (B) The Company has provided to Parent a true and accurate listing of the Company's and its Subsidiaries' material insurance policies. Each of such policies is in full force and effect as of the date hereof, and the Company and its Subsidiaries have no knowledge of any noncompliance with the terms of such policies or any threatened termination of any of such policies, except as would not have a Material Adverse Effect. Neither the Company nor any Subsidiary, as of the date hereof, (i) self-insures against any occurrence subsequent to December 31, 1993 (except for self-insurance retentions or deductibles not exceeding $500,000 with respect to any single occurrence) or (ii) is a participant or shareholder in any captive or industry insurance program, except as set forth in
      Section 4.1(m) of the Disclosure Schedule.

            (C) The Company has provided to Parent a report, true and accurate as of its date, as to the Company's and its Subsidiaries' computer and system readiness for the Year 2000, including but not limited to, their ability to conduct and operate their business and to maintain and operate their books and records, to use and operate their computers and other systems and software and to process dates and date-related data both before and after the Year 2000 (collectively, "Year 2000 Compliance"). The Company and its Subsidiaries have used commercially reasonable efforts to identify and address their internal and third-party risks on a timely basis in order to achieve Year 2000 Compliance, except for such non-compliance as would not have a Material Adverse Effect.

      (n) INTELLECTUAL PROPERTY.

            (A) The Company has previously provided to Parent a true and complete list of all of the Company's and its Subsidiaries' (i) patents,
      (ii) trademark and service mark registrations, (iii) material copyright registrations, and (iv) all material licenses related to the foregoing.

            (B) Except as set forth in Section 4.1(n) of the Disclosure Schedule, the Company and its Subsidiaries own or have the valid right to use all intellectual property used by them in connection with their business, including: (i) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code); (iii) trade secrets and the right to limit the use or disclosure thereof; (iv) copyrights in all works, including software programs and mask works; and (v) domain names (collectively "Intellectual Property"), except where the failure to own or have the valid right to use the Intellectual Property would not have a Material Adverse Effect.

            (C) Except as set forth in Section 4.1(n) of the Disclosure Schedule or as would not have a Material Adverse Effect, all grants, registrations and applications for Intellectual Property that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted
      (i) are valid, subsisting, in proper form and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned.

            (D) Except as set forth in Section 4.1(n) of the Disclosure Schedule, to the Company's knowledge, (i) there are no conflicts with or infringements of any Intellectual Property by any third party, except for conflicts or infringements which would not have a Material Adverse Effect, and (ii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with or infringe any proprietary right of any third party, which conflict or infringement would have a Material Adverse Effect. Except as set forth in Section 4.1(n) of the Disclosure Schedule, there is no claim, suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any Subsidiary (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property, except for claims, suits, actions or proceedings which would not in the aggregate have a Material Adverse Effect.

            (E) Except as set forth in Section 4.1(n) of the Disclosure Schedule or as would not have a Material Adverse Effect, no former or present employees, officers or directors of the Company or any Subsidiary hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

      (o) MATERIAL CONTRACTS.

            (A) Other than the contracts or agreements of the Company included as exhibits to the 1998 Annual Report (the "Material Contracts"), and contracts or agreements between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company, true and complete copies of each of the following contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (contracts and agreements of the types described below being "Identified Contracts") has been previously delivered to Parent, in each case as such Identified Contract is in effect on the date hereof:

                  (i) each contract or agreement for (A) the purchase of
            inventories, goods or other materials by, or for the furnishing of services to, the Company or any of its Subsidiaries that requires payments by the Company or any of its Subsidiaries in excess of $250,000 in the aggregate, or (B) for the sale of inventories, goods or other materials by the Company or any of its Subsidiaries other than in the ordinary course of business; that, in the case of both
            (A) and (B), has a remaining term of one year or more and is not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

                  (ii) manufacturer's representative, sales agency and
            distribution contracts and agreements that have a term of one year or more and are not terminable by the Company or Subsidiary party thereto, as the case may be, on notice of six months or less without penalty;

                  (iii) each contract, agreement or instrument (A) governing the terms of indebtedness, or guarantees of indebtedness, of the Company or any of its Subsidiaries in excess of $50,000 principal amount in the aggregate, all of which such indebtedness the Company represents is unsecured, or (B) governing the terms of capital leases or leases that would be classified as operating leases under generally accepted accounting principles but as a loan or financing arrangement for federal income tax purposes, pursuant to which the Company or any of its Subsidiaries has financial obligations in excess of $50,000, or (C) evidencing, governing the terms of or providing for any letters of credit, documentary acceptances, trade bills, trust receipt loans, shipside bonds, standby letters of credit or performance bonds to which the Company or any Subsidiary is a party, or (D) providing for obligations of the Company and its Subsidiaries in respect of interest rate swap or similar agreements, commodity swaps or options or similar agreements or foreign currency hedge, exchange or similar agreements or any other derivative instrument (a list of the Identified Contracts included in this paragraph (iii), together with the outstanding balances thereunder, is set forth on

            Section 4.1(o) of the Disclosure Schedule, which list shall be updated by the Company as of each expiration date of the Offer and as of the Closing Date);

                  (iv) contracts and agreements entered into since January 1,
            1995 providing for the acquisition or disposition of assets (including the capital stock of any entity) having a value in excess of $1,000,000 other than sales or purchases of inventories in the ordinary course of business and sales of obsolete equipment;

                  (v) joint venture agreements, partnership agreements and other similar contracts and agreements involving a sharing of profits and expenses; and

                  (vi) contracts and agreements providing for future payments that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries.

            (B) Each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the actual knowledge of the Company, any other person, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the actual knowledge of the Company, any other person, except for such failures to be in full force and effect and such breaches and defaults as individually and in the aggregate would not have a Material Adverse Effect.

      (p) ENVIRONMENTAL MATTERS.

            (A) Except as disclosed in the Reports, as disclosed in Section 4.1(p) of the Disclosure Schedule, or as would not have a Material Adverse Effect, and except for those noncompliance matters that have been and are resolved, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws (as hereinafter defined).

            (B) Except as disclosed in the Reports, as disclosed in Section 4.1(p) of the Disclosure Schedule, or as would not have a Material Adverse Effect, (i) there has been no Release and/or Threat of Release (each, as hereinafter defined) of any Hazardous Substance (as hereinafter defined), and there is no Hazardous Substance present, on, in, under, above, migrating to and/or about any of the properties or assets owned, leased or operated by the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not caused or allowed, nor contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substance; except, in the case of clauses (i) and (ii), for such quantities of Hazardous Substances as are stored, used and disposed of in the ordinary course of business in compliance with all Environmental Laws.

            (C) Except as disclosed in the Reports or as disclosed in Section 4.1(p) of the Disclosure Schedule, there are no Environmental Claims (as hereinafter defined) pending or threatened against the Company or any of its Subsidiaries that individually or in the aggregate would have a Material Adverse Effect nor, to the Company's knowledge, does any basis for such an Environmental Claim exist.

            (D) The Company has disclosed and, where requested, made available to Parent all material information, including such studies, analyses and test results, and litigation and/or administrative case files, in the possession, custody or control of or otherwise known and available to the Company or any of its Subsidiaries relating to Hazardous Substances, the Release and/or Threat of Release of Hazardous Substances, and/or the environmental conditions on, in, under, above, migrating to and/or about any of the properties or assets owned, leased, or operated by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past.

            (E) As used in this Agreement:

                  (i) the term "Environmental Claim" means any written claim, demand, suit, action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any person or entity including, without limitation, any Governmental Entity, alleging any liability or potential liability of any name or nature, both in law and in equity (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, real or personal property damage or penalties) arising, in part or in whole, out of, based on, or resulting from the presence, Release and/or Threat of Release, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries;

                  (ii) the term "Environmental Laws" means all Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, and/or otherwise relating to the clean-up, manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, handling, licensing and/or permitting of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), and the Occupational Safety and Health Act;

                  (iii) the term "Hazardous Substance" means (1) chemicals,
            pollutants, contaminants, hazardous wastes, toxic substances, and oil and petroleum products, (2) any substance that is or contains friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (3) any substance that requires removal, remediation, permitting, licensing and/or government approved plans under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, (4) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; in each case in clauses (1)-(4) above which is regulated under any Environmental Law, (5) hazardous waste as defined under RCRA, (6) hazardous substances as defined under CERCLA, and (7) "pollutants" as defined under the Federal Clean Air Act;

                  (iv) (a) the term "Release" means any releasing, disposing, discharging, spilling, leaking, pumping, pouring, escaping, leaching, dumping, emitting, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment; and

                        (b) the term "Threat of Release" means a substantial
            likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release.

      (q) LABOR RELATIONS; EMPLOYEES. Except as set forth in Section 4.1(q) of the Disclosure Schedule, there are no collective bargaining agreements covering any of the employees of the Company or any of its Subsidiaries. Except as set forth in Section 4.1(q) of the Disclosure Schedule or as would not have a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened (i) employment discrimination charges or complaints against or involving the Company or any of its Subsidiaries before any Governmental Entity, (ii) unfair labor practice charges or complaints, disputes or grievances affecting the Company or any of its Subsidiaries, (iii) union representation petitions or other organizing activity respecting the employees of the Company or any of its Subsidiaries, or (iv) strikes, picketing, slow downs, work stoppages or lockouts or threats thereof affecting the Company or any of its Subsidiaries. Except as set forth in Section 4.1(q) of the Disclosure Schedule, to the Company's knowledge, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including provisions of such Laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, except where the failure to so comply would not have a Material Adverse Effect.

      (r) DISCLOSURE DOCUMENTS.

            (A) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the
      Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

            (B) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and approval of the Merger and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Offer, each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (A) and (B) of this Section 4.1(r) will not apply to statements or omissions included in the Company Disclosure Documents or the Company Proxy Statement, if any, based upon information furnished to the Company in writing by Parent or Sub specifically for use therein.

            (C) The information with respect to the Company or any Company Subsidiary that the Company furnishes to Parent or Sub in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and throughout the remaining pendency of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (s) FAIRNESS OPINION. The Board of Directors has received from the Financial Advisor the written opinion referred to in Section 1.2(b) hereof, and such opinion has not been withdrawn or modified as of the date hereof.

      (t) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, other than pursuant to an engagement letter with the Financial Advisor, a copy of which has been furnished to Parent.

      (u) BOARD RECOMMENDATION. The Company's Board of Directors has taken the actions specified in Section 1.2(a) hereof as of the date hereof.

      (v) OPTION AGREEMENTS. Each outstanding option agreement executed in connection with a Company Stock Option pursuant to the Company Stock Option Plans is in substantially the form provided to Purchaser as an exhibit to the 1986 Plan or the 1994 Plan, as the case may be.

      SECTION 4.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

      (a) ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts. Sub is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole.

      (b) CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 shares of which are presently issued and outstanding, which constitutes all of the issued and outstanding capital stock of Sub. All of the issued and outstanding shares of capital stock of Sub are validly issued, fully paid and non-assessable and are held by Parent.

      (c) AUTHORITY; ENFORCEABILITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) violate any of the provisions of the charter documents or By-laws of Parent or Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, or (iii) except for (A) the existing credit agreement dated as of November 26, 1997 among Parent and certain of its subsidiaries and BankBoston, N.A. and certain other lenders party thereto (the "Parent Credit Agreement") which is to be refinanced with a portion of the proceeds of the Financing, and (B) certain filings and notices required to be made under the Indenture dated as of November 26, 1997 among Parent, certain of its subsidiaries and State Street Bank and Trust Company as trustee, violate, conflict with or constitute a breach under any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which

Parent or any of its Subsidiaries is a party or by which any of their assets is bound or subject, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) state securities or blue sky laws and state takeover, antitrust and competition law filings and approvals, (iii) compliance with any applicable requirements of the HSR Act, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.1(d) of the Disclosure Schedule or as to which the failure to so receive or make would not have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent Parent and Sub from consummating the transactions contemplated hereby.

      (d) FINANCING. Parent and Sub have received and accepted (i) a written commitment from BankBoston, N.A. (the "Bank") for the provision of a senior credit facility or facilities (the "Credit Facility") for the transactions contemplated hereby, in an amount of up to $325 million, (ii) a written commitment from BancBoston Robertson Stephens Inc. ("BRS") and Lehman Brothers Inc. ("Lehman") for the issuance of senior subordinated debt securities (the "Debt Securities") for the transactions contemplated hereby in an amount of at least $30 million, and (iii) written commitments from stockholders of Parent and their affiliates to subscribe for an aggregate of $50 million of equity securities of Parent to finance the transactions contemplated hereby (the "Equity Infusion"). The aggregate amount of the financing (the "Financing") contemplated by the commitments from the Bank for the Credit Facility, from BRS and Lehman for the Debt Securities and from stockholders of Parent and their affiliates for the Equity Infusion (collectively, the "Commitments"), will be sufficient to consummate the Offer and the Merger. Parent has provided true and correct copies of the Commitments to the Company prior to the date hereof, and will provide copies of any material amendments or modifications thereto. To the knowledge of Parent and Sub, there exists no condition with respect to Parent or Sub as of the date of this Agreement that would materially adversely affect the ability of Parent and Sub to satisfy in all respects the conditions set forth in the Commitments.

      (e) DISCLOSURE DOCUMENTS.

            (A) The information with respect to Parent and its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, if any, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof and throughout the remaining pendency of the Offer.

            (B) The Offer Documents will comply in all material respects with the applicable requirements of the Exchange Act and will not, at the time of the filing thereof, at the time of any distribution thereof and throughout the remaining pendency of the Offer contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation is made by Parent or Sub with respect to statements or omissions in the Offer Documents based upon information furnished to Parent or Sub in writing by the Company specifically for use therein.

      (f) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent or Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, except for fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation and fees payable to the providers of the Commitments, which fees and expenses shall remain the sole responsibility of Parent and Sub.

      (g) OWNERSHIP OF SHARES. Neither Parent, Sub nor any other subsidiary of Parent is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of any Shares.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PRIOR TO MERGER

      SECTION 5.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall operate, and shall cause each Subsidiary to operate, its business in the ordinary course of business in a manner consistent with past practices. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, and except for actions requested by a majority of those directors of the Company designated by Parent pursuant to
Section 1.3(a), the Company and the Subsidiaries shall not, without the prior written consent of Parent:

      (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, except for a cash dividend of $.07 per Share payable on December 15, 1998, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

      (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of Shares upon exercise of Company Stock Options outstanding prior to the date of this Agreement and disclosed in Section 4.1(c), or take any action that would make the Company's representations and warranties set forth in Section 4.1(c) not true and correct in all material respects;

      (iii) amend its Restated Certificate of Incorporation or By-laws or the comparable charter or organizational documents of any of its Subsidiaries;

      (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries;

      (v) sell or otherwise dispose of any of its assets, except in the ordinary course of business, other than (x) obsolete or immaterial equipment or tooling, and (y) in connection with the restructuring described in Section 5.1 of the Disclosure Schedule (the "Restructuring");

      (vi) make any capital expenditures, enter into leases or agreements for new locations, close any locations (other than in connection with the Restructuring), or make other commitments with respect thereto, except capital expenditures, leases, agreements or commitments (x) set forth on Section 5.1 of the Disclosure Schedule, or (y) not exceeding $100,000 in the aggregate as the Company may, in its discretion, deem appropriate;

      (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit, (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the Financing, or
(y) make any loans or advances to any other person, other than routine advances to employees;

      (viii) except as disclosed in Section 4.1(f) of the Disclosure Schedule, grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Benefit Plans, except (x) as may be required under existing agreements, and (y) customary increases in the ordinary course of business consistent with prior practice (not including, however, any new or additional Benefit Plan unless disclosed in Section 4.1(f) of the Disclosure Schedule);

      (ix) merge, amalgamate or consolidate with any other person or entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other person or entity;

      (x) except as disclosed in Section 4.1(f) or 5.1 of the Disclosure Schedule, enter into or amend any employment, consulting (except for consulting agreements for development services for new products involving payments by the Company or any Subsidiary of less than $500,000 in the aggregate, prior to March 31, 1999, and less than $500,000 in the aggregate for the period from April 1, 1999 to June 30, 1999), severance or similar agreement with any person or amend the Company's engagement letter with the Financial Advisor;

      (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principles;

      (xii) except as set forth in Section 4.1(f) of the Disclosure Schedule, enter into any material contract, agreement or commitment not otherwise permitted under this Section 5.1, including, without limitation, any contract, agreement or commitment involving expenditures by the Company or any of its Subsidiaries in excess of $50,000 or which is not terminable by the Company upon giving 30 days or less prior written notice, except in the ordinary course of business consistent with prior practice;

      (xiii) settle or compromise any pending or threatened suit, action or claim, except for products liability cases being defended in the ordinary course of business, if such settlement or compromise involves the payment of more than $100,000 by the Company or any Subsidiary or would impose any material obligations on, or (other than releasing the Company's or any Subsidiary's claim for relief in such proceeding and the Company's or any Subsidiary's right to a trial of such claim) waive or affect any material right or interest of, the Company, any Subsidiary, Parent or Sub; or

      (xiv) commit or agree to take any of the foregoing actions.

      SECTION 5.2. OTHER ACTIONS. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Offer set forth in Annex I or of the Merger set forth in Article VII not being satisfied.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.1. MEETING OF STOCKHOLDERS.

      (a) Following the expiration of the Offer (or at such earlier time as the parties hereto shall mutually agree), unless the Merger is to be effected pursuant to Section 253 of the Delaware GCL or pursuant to written consents, the Company will promptly take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption and approval of this Agreement and the Merger and all actions contemplated hereby which require approval and adoption by the Company's stockholders; provided, however, that the obligations contained herein shall be subject to the provisions of Section 6.8. Parent shall agree to cause all of the shares of capital stock of the Company held by Parent and/or Sub to be voted, either in person or by proxy, in favor of the adoption and approval of this Agreement and the Merger at the Stockholders' Meeting.

      (b) Subject to the earlier termination of this Agreement in accordance with the provisions of Section 8.1 (other than Section 8.1(b)(A)), if, as of March 15, 1999, (i) more than 50% of the then-outstanding Shares shall have been validly tendered in the Offer and not withdrawn, (ii) all of the Tender Offer Conditions other than the Minimum Condition shall have been satisfied or waived by Offeror, and (iii) the Minimum Condition shall not have been waived by Offeror in order to purchase the Shares pursuant to the Offer, then, upon the written request of Parent or Company given to the other within five days following the expiration of the Offer, the Company shall promptly proceed to take the actions specified in Section 6.1(a) above with respect to the Stockholders Meeting, and the parties hereto shall, subject to the provisions of
Article VII and Section 8.1 hereof (other than Section 8.1(b)(A)), undertake in an expeditious manner the efforts required by Section 6.4 hereof to consummate and make effective the Merger.

      SECTION 6.2.  PROXY STATEMENT.

      (a) In connection with the Stockholders' Meeting contemplated hereby, as promptly as practicable after Offeror first purchases Shares pursuant to the Offer or if the parties proceed under Section 6.1(b) hereof, and if required by applicable law, the Company will promptly prepare and file, and Parent will cooperate with the Company in the preparation and filing of, a preliminary Company Proxy Statement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable best efforts to respond to the comments of the SEC concerning the Preliminary Proxy Statement and to cause the Company Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. The Company shall pay the filing fees for the Preliminary Proxy Statement. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement or the Company Proxy Statement or for additional information, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Company Proxy Statement or the Merger.

      (b) If at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will promptly inform Parent. If at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon.

      (c) Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Preliminary Proxy Statement or the Company Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall use its best efforts to cause to be included as an exhibit to the Preliminary Proxy Statement and the Company Proxy Statement the fairness opinion of the Financial Advisor referred to in Section 4.1(s).

      SECTION 6.3. ACCESS TO INFORMATION; CONFIDENTIALITY. From and after the date hereof, the Company will provide to Parent, its financing sources and their respective Representatives (as defined below), reasonable access, upon notice and during normal business hours, to the Company's facilities, books and records and shall cause the directors, employees, accountants, attorneys, financial advisors, lenders and other agents and representatives (collectively, "Representatives") of the Company to continue to cooperate fully with Parent and Parent's Representatives in order to enhance such persons' knowledge of the Company's assets, contracts, liabilities, operations, records and other aspects of its business (including any environmental investigation of the Company's facilities) and the efforts of Parent and Sub to secure the Financing as described in Section 4.2(d). As soon as reasonably practicable after monthly financial statements of the Company become available to senior officers of the Company, the Company shall provide Parent with a copy of the same. Parent shall, and shall cause Parent's Representatives to, keep all information supplied or made available to Parent hereunder in confidence in accordance with and subject to the terms of that certain letter agreement between Parent and BancAmerica Securities, Inc. dated October 1, 1998 (the "Confidentiality Agreement").

      SECTION 6.4. COMMERCIALLY REASONABLE EFFORTS.

      (a) Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken (including, without limitation, by such parties' respective Representatives), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, the Financing and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Annex I and Article VII hereof. Following the purchase by Offeror of Shares pursuant to the Offer, neither Parent nor Sub will take any action as a stockholder of the Company that would cause the Company to breach any of the Company's obligations contained in this Agreement.

      (b) Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or obligation under this Agreement not to be complied with or satisfied in any material respect, and (ii) any failure of the Company or Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or obligation to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

      SECTION 6.5. FINANCING. Each of Parent and Sub shall use commercially reasonable efforts to accept and close the Financing on terms consistent with the Commitments or such other terms as shall be satisfactory to Parent or as are not materially more onerous to Parent than as set forth in the Commitments, and to execute and deliver definitive agreements with respect to the Financing (the "Definitive Financing Agreements") on or before the Closing Date. Parent and Sub shall use commercially reasonable efforts to satisfy on or before the Closing Date all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

      SECTION 6.6. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

      (a) The Certificate of Incorporation and By-laws of the Company or the Surviving Corporation, as the case may be, shall not be amended, repealed or otherwise modified for a period from the date hereof until six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof are or were directors, officers, employees, fiduciaries or agents of the Company and its Subsidiaries or otherwise entitled to indemnification, advancement of expenses or exculpation from liability under the Company's Restated Certificate of Incorporation, By-laws or indemnification agreements (the "Indemnified Parties"). It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of the Company or its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit proceeding, or investigation (whether arising before or after the Effective Time), (i) Parent, the Company or the Surviving Corporation, as applicable, shall advance expenses to such Indemnified Parties in advance of the final disposition thereof upon receipt of the undertaking specified in Section 145 of the Delaware GCL, including payment of the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly as statements therefor are received and (ii) Parent, the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither Parent, the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the written opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Certificate of Incorporation or By-laws, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

      (b) At or prior to the Effective Time, Parent, the Company or the Surviving Corporation shall obtain a fully-paid officers' and directors' liability insurance policy covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy for a term of six years on terms not materially less favorable than those in effect on the date hereof in terms of coverage and amounts. This Section 6.6 shall survive the consummation of the Merger. Notwithstanding Section 9.7 hereof, this
Section 6.6 is intended to be for the benefit of and to grant third party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

      (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.6.

      SECTION 6.7. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the existence of and transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party following such consultation, except as may be required by applicable law, regulation or judicial process, and in such case only after reasonable notice to the other party.

      SECTION 6.8. ACQUISITION PROPOSALS. The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Third Party (as hereinafter defined) with respect to the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company (or, if applicable, a duly appointed committee thereof (the "Special Committee")) from: (i) furnishing information to, or entering into discussions or negotiations with, any Third Party in connection with an unsolicited bona fide Acquisition

Proposal by such Third Party if, and to the extent that, the Board of Directors of the Company (or the Special Committee), after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations under applicable law;
(ii) withdrawing or modifying its recommendation referred to in Section 1.2(a) following receipt of a bona fide unsolicited Acquisition Proposal if the Board of Directors of the Company (or the Special Committee), after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary obligations under applicable law; or (iii) making to the Company's stockholders any recommendation and related filing with the SEC as required by Rule 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or taking any other equally required action (including, without limitation, the making of public disclosures as may be necessary or advisable under applicable securities laws); and provided further, that, in the event of an exercise of the Company's or its Board of Director's (or the Special Committee's) rights under clause (i),
(ii) or (iii) above, notwithstanding anything contained in this Agreement to the contrary, such action shall not constitute a breach of this Agreement by the Company. The Company shall provide immediate written notice to Parent of the receipt of any oral or written inquiry or proposal from a Third Party with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Company, or any purchase or other acquisition of all or substantially all of the assets or equity interests of the Company, other than the transactions contemplated by this Agreement (an "Acquisition Transaction") and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity, along with a copy of any such written inquiry or proposal and copies of any information furnished to such Third Party, to the extent not previously provided to Parent. For purposes of this Agreement, (i) "Acquisition Proposal" means any written proposal with respect to an Acquisition Transaction that the Board of Directors of the Company (or the Special Committee), after consultation with and receipt of advice from the Financial Advisor or another nationally recognized investment banking firm, determines in good faith in the exercise of its fiduciary obligations under applicable law to be more favorable than the transactions contemplated by this Agreement; and (ii) "Third Party" means any corporation, partnership, person or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any Affiliates of Parent or Sub and their respective directors, officers, employees, representatives and agents.

      SECTION 6.9. STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate, at the expense of Parent, in the defense or settlement of any stockholder litigation against the Company and its Representatives relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

      SECTION 6.10. COMPANY ACTION RELATING TO BENEFIT PLANS. Without Parent's prior written consent, no action shall be taken by or on behalf of the Company, any Subsidiary or any trustee or administrative committee with respect to any Benefit Plan which action would, by itself, constitute cause for any employee of the Company or a Subsidiary party to any employment, severance or change of control agreement to claim constructive termination under such agreement.

      SECTION 6.11. CONSENTS AND APPROVALS. As soon as practicable following the date of this Agreement, the Company and Parent and Sub shall make all filings and notifications required to be made with and seek all consents, approvals, permits and authorizations required to be obtained from, any third parties or Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the filing of any required notification under the HSR Act as promptly as practicable, and any other filing, consent or approval listed on Section 4.1(d) of the Disclosure Schedule. The Company shall pay any required filing fees or other expense in connection therewith; provided that Parent shall pay the required filing fee under the HSR Act.

      SECTION 6.12. REPAYMENT OF INDEBTEDNESS. Parent or Sub shall utilize a portion of the net proceeds of the Financing, together with available cash of the Company, to (or to enable the Company to) repay, satisfy or otherwise discharge, in full, the Company's or its Subsidiaries' indebtedness (including under any guaranty or surety obligation) to (i) NationsBank, N.A. and the other banks party to the Credit Agreement dated April 15, 1996, as amended, (ii) Bank of America Canada pursuant to the revolving credit facility dated September 2, 1998, (iii) Bank of America National Trust and Savings Association pursuant to the Hong Kong letter of credit facility dated June 2, 1998, and (iv) the noteholders pursuant to the Note Purchase Agreements dated July 23, 1993 and April 15, 1996, in each case as existing on the Closing Date (or make such other arrangements with respect to the foregoing indebtedness as shall be satisfactory to the lenders thereof).

      SECTION 6.13. GUARANTY OF SUB'S OBLIGATIONS. Parent hereby unconditionally guaranties to the Company the due and punctual performance by Sub of all of Sub's obligations hereunder.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

      SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

      (a) STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been adopted and approved by the requisite vote of the holders of outstanding Shares, if required by the Delaware GCL.

      (b) GOVERNMENTAL CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entities under the HSR Act which, either individually or in the aggregate, if not made or obtained would have a Material Adverse Effect or would prevent consummation of the Merger, shall have been made or obtained (as the case may be).

      (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, judgment, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use their best efforts to have any such order or injunction vacated.

      SECTION 7.2. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 4.1 that are qualified by materiality shall be true and correct, and the representations and warranties of the Company set forth in Section 4.1 that are not so qualified shall be true and correct in all material respects, individually and in the aggregate, as of the Closing Date as though made on and as of the Closing Date, except (i) for changes permitted or contemplated by this Agreement, and (ii) in the case of any breach of such representations and warranties, where such breach or breaches would not, individually or in the aggregate, have a Material Adverse Effect.

      (b) COMPANY OBLIGATIONS. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement including, without limitation, its obligations under Articles V and VI hereof, except, in the case of any breach of any such obligation, agreement or covenant, where such breach or breaches would not, individually or in the aggregate, have a Material Adverse Effect.

      (c) OFFICERS' CERTIFICATE. The Company shall have furnished Parent with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

      (d) FINANCING. The Financing Condition shall have been satisfied.

      (e) GOVERNMENTAL CONSENTS. All filings required to be made by the Company or its Subsidiaries prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by the Company or its Subsidiaries prior to the Effective Time from, any Governmental Entities, which, either individually or in the aggregate, if not made or obtained would have a Material Adverse Effect on or after the Effective Time or would prevent consummation of the Merger, shall have been made or obtained (as the case may be).

      (f) MATERIAL ADVERSE CHANGE. Between the date of the Agreement and the Effective Time, there shall not have been a material adverse change in the business, assets, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole.

      (g) DISSENTING SHARES. The percentage of Dissenting Shares shall not be greater than 10% of the aggregate number of Shares outstanding immediately prior to the Effective Time.

      SECTION 7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following conditions:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in Section 4.2 that are qualified by materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in Section 4.2 that are not so qualified shall be true and correct in all material respects, individually and in the aggregate, as of the Closing Date as though made on and as of the Closing Date, except (i) for changes permitted or contemplated by this Agreement, and (ii) in the case of any breach of such representations and warranties, where such breach or breaches would not, individually or in the aggregate, materially and adversely affect the consummation of the Merger.

      (b) PARENT OBLIGATIONS. Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement including, without limitation, their respective obligations under
Article VI hereof, except, in the case of any breach of any such obligation, agreement or covenant, where such breach or breaches would not, individually or in the aggregate, materially adversely affect the consummation of the Merger.

      (c) OFFICERS' CERTIFICATE. Parent shall have furnished the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

      (d) GOVERNMENTAL CONSENTS. All filings required to be made by Parent or its subsidiaries prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by Parent or its subsidiaries prior to the Effective Time from, any Governmental Entities, which, either individually or in the aggregate, if not made or obtained would prevent consummation of the Merger, shall have been made or obtained (as the case may be).

      SECTION 7.4. EXCEPTION. The conditions set forth in Sections 7.2 and 7.3 hereof shall cease to be conditions to the obligations of any of the parties hereto if Offeror shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.

      SECTION 7.5. FRUSTRATION OF CONDITIONS. No party hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

      (a) by mutual written consent of Parent and the Company prior to the purchase of Shares pursuant to the Offer; or

      (b) (A) by either Parent or the Company, if: (i) the Offer shall not have been commenced within the time period specified in Section 1.1(a), unless the failure to have commenced the Offer is as a result of any judgment, injunction, order, decree or other legal restraint or prohibition enjoining or otherwise restraining the commencement of the Offer, and provided notice of termination under this subsection has been given prior to the actual commencement of the Offer (even if such commencement occurs later than the time period specified in Section 1.1(a)), or (ii) the Offer shall have terminated or expired or been withdrawn in accordance with its terms without Offeror having purchased any Shares pursuant to the Offer, or (iii) at any time after March 15, 1999 (or such later date to which the Offer shall have been extended pursuant to Section 1.1(b)) the Offer has not been consummated; but only to the extent that the parties shall not then be required to proceed under Section 6.1(b) and provided that the failure to commence or consummate the Offer, as the case may be, is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or (B) by the Company prior to the purchase of Shares pursuant to the Offer, if any change to the Offer is made by Offeror in contravention of the provisions of Section 1.1; or

      (c) by either Parent or the Company, if: (i) upon a vote at the Stockholders Meeting, or any adjournment thereof, the adoption and approval of this Agreement and the Merger by the stockholders of the Company required by Delaware law, the Company's Restated Certificate of Incorporation or By-laws or the terms of this Agreement shall not have been obtained; or (ii) the Merger shall not have been consummated on or before June 15, 1999, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or
(iii) there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining or otherwise restraining Offeror from purchasing Shares pursuant to the Offer or Parent, Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; provided that neither Parent nor the Company may terminate this Agreement pursuant to clause (i) or (ii) hereof if the Shares are purchased pursuant to the Offer; or

      (d) by the Company prior to the purchase of Shares pursuant to the Offer, immediately after payment to Parent of the Termination Amount as defined in
Section 8.2(b), if the Board of Directors shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, this Agreement or the Merger in order to permit the Company to execute an Acquisition Proposal providing for the acquisition of the Company by a Third Party as determined by the Board of Directors in good faith after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel) that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law; or

      (e) by Parent prior to the purchase of Shares pursuant to the Offer, if the Board of Directors of the Company shall have approved an Acquisition Proposal or withdrawn or modified (including by amendment of the Schedule 14D-9), in a manner adverse to Parent or Sub, the Board of Director's recommendation pursuant to Section 1.2(a); or

      (f) by Parent prior to the purchase of Shares pursuant to the Offer, if any of the conditions set forth in Sections 7.1 or 7.2 shall have become incapable of fulfillment, and shall not have been waived by Parent, or if the Company shall breach in any respect any of its representations, warranties or obligations hereunder and such breach shall have a Material Adverse Effect, and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date; or

      (g) by the Company prior to the purchase of Shares pursuant to the Offer, if any of the conditions set forth in Sections 7.1 or 7.3 shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Parent or Sub shall breach in any respect any of their respective representations, warranties or obligations hereunder and such breach shall have a material adverse effect on the consummation of the transactions contemplated by this Agreement, and Parent or Sub, as the case may be, shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date;

      provided, however, that the party seeking termination pursuant to clause
(f) or (g) hereof is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

      SECTION 8.2. EFFECT OF TERMINATION.

      (a) AGREEMENT VOID. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease, except for agreements contained in Sections 6.6, 8.2 and 9.2; provided, however, that (i) nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement nor relieve the Company from any liability under this Article VIII, and (ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

      (b) TERMINATION AMOUNT. If this Agreement is terminated pursuant to either of Sections 8.1(d) or 8.1(e), then the Company shall (provided that neither Parent nor Sub is then in material breach of its obligations under this Agreement) promptly (but not later than the second business day following such termination) pay to Parent the sum of $4.5 million in cash (the "Termination Amount").

      (c) ACQUISITION PROPOSAL FOLLOWING TERMINATION. If (i) as of the expiration or other termination of the Offer in accordance with its terms, the number of Shares then validly tendered in the Offer and not withdrawn shall be equal to or less than 50% of the then outstanding number of Shares, and this Agreement is terminated, (ii) all Tender Offer Conditions are satisfied at the time of the expiration or termination of the Offer (except (x) any condition that requires tender of 50% or more of the Shares, (y) in the case of the Financing Condition, the parties issuing the Commitments would be then prepared to provide the financing thereunder (if the required number of Shares were tendered), and (z) condition (e) set forth on Annex I, provided Parent or Sub have not terminated the Agreement for any breach of the Agreement which constitutes a violation of said condition (e)), and (iii) at any time prior to or within one year after termination of this Agreement, the Company enters into an agreement relating to an Acquisition Proposal at a value (if the consideration is other than a cash payment) or at a price per Share to stockholders which is greater (after giving effect to any stock dividends, stock splits, recapitalizations and similar events affecting the Shares) than the per share price set forth in this Agreement, with a person other than Parent or Sub or their Affiliates and Associates, which agreement is Consummated within such one year period, then, upon the Consummation thereof, the Company shall pay to Parent the Termination Amount. At no time prior to or within one year after termination of this Agreement shall the Company enter into any agreement relating to any such Acquisition Proposal which is to be Consummated within such one year period with a person other than Parent or Sub or their Affiliates and Associates unless such agreement provides that such person shall, upon the execution of such agreement, pay any Termination Amount due Parent under this
Section 8.2 which at that time remains unpaid. For purposes hereof, an Acquisition Proposal shall be "Consummated" on the first date after the execution thereof that the other party thereto acquires any Shares or assets of the Company or its Subsidiaries, whether by purchase, exchange, merger, consolidation or otherwise.

      (d) REASONABLE INDUCEMENT. The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to reasonably induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement, obtaining the Commitments and the Financing, and consummating the transactions contemplated by this Agreement.

      (e) COSTS OF ENFORCEMENT. Notwithstanding anything to the contrary set forth in this Agreement, in the event Parent and/or Sub files suit to seek all or a portion of the Termination Amount, the prevailing party in any such suit shall be entitled, in addition to any other relief to which it may be entitled, to payment by the non-prevailing party of all expenses, including reasonable attorneys' fees and expenses, which it incurs in enforcing its rights under this
Section 8.2.

      SECTION 8.3. AMENDMENT. Subject to the applicable provisions of the Delaware GCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 8.2, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      SECTION 9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties set forth in this Agreement shall survive the Effective Time or, if earlier, the date of the purchase of Shares pursuant to the Offer. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time or date, including, without limitation, Section 6.6.

      SECTION 9.2. FEES AND EXPENSES. Except as provided otherwise in this Agreement, including, without limitation, in Sections 6.2, 6.11 and 8.2, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      SECTION 9.3. DEFINITIONS. For purposes of this Agreement:

      (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; and

      (b) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      SECTION 9.4. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Parent or Sub, to:   Holmes Products Corp.
                                     233 Fortune Boulevard
                                     Milford, MA 01757

                                     Attn: Jordan A. Kahn, President
                                     Telecopy No.: (508) 634-8734

          with copies to:            Berkshire Partners LLC
                                     One Boston Place
                                     Boston, MA 02108
                                     Attn: Richard K. Lubin, Managing Director
                                     Telecopy No.:  (617) 227-6105

                                                - and -

                                     Posternak, Blankstein & Lund, L.L.P.
                                     100 Charles River Plaza
                                     Boston, MA 02114
                                     Attn: Donald H. Siegel, P.C.
                                     Telecopy No.: (617) 367-2315

      (b) if to the Company, to:     The Rival Company 800
                                     East 101st Terrace Kansas City, MO 64131
                                     Attn: Board of Directors Telecopy No.:
                                     816-943-4107

            with a copy to:          Morrison & Hecker LLP
                                     Two Crown Center
                                     2420 Pershing Road
                                     Kansas City, MO 64108
                                     Attn: Kent Whittaker, Esq.
                                     Telecopy No.: (816) 421-2896

      SECTION 9.5. INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      SECTION 9.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.7. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein, including without limitation the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 6.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

      SECTION 9.8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 9.9. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent may assign this Agreement (i) to any wholly owned subsidiary of Parent or (ii) together with all of the outstanding capital stock of Sub, to an entity organized under the corporate or limited liability laws of jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Parent immediately prior to such assignment and which entity specifically and expressly assumes by written agreement the obligations of Parent under this Agreement; in either case so long as such assignment shall not adversely affect the ability of Parent and Sub to secure the Financing described in Section 4.2(d) and without Parent being released from liability hereunder and such transfer or assignment will not relieve Parent or Sub of their obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 9.11. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be executed as an agreement under seal by their respective officers thereunto duly authorized, all as of the date first written above.

                                    THE RIVAL COMPANY

                                    By: /s/ THOMAS K. MANNING
                                        --------------------------------------
                                        Name:  Thomas K. Manning
                                        Title: Chairman/Chief Executive Officer

                                    HOLMES PRODUCTS CORP.

                                    By: /s/ JORDAN A. KAHN
                                        ---------------------------------------
                                        Name:  Jordan A. Kahn
                                        Title: President and Chief Executive
                                               Officer


                                    MORIARTY ACQUISITION CORP.

                                    By: /s/ JORDAN A. KAHN
                                        ---------------------------------------
                                        Name:  Jordan A. Kahn
                                        Title: President

                                     ANNEX I

      The capitalized terms used in this Annex have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

      Notwithstanding any other provision of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 (c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares, and may terminate and withdraw the Offer, if (i) the Minimum Condition has not been satisfied, (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) the Financing Condition has not been satisfied, or (iv) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of or payment for Shares, any of the following conditions shall occur and be continuing:

      (a) there shall be instituted or pending any action, suit, investigation, litigation or proceeding before any domestic court, government or Governmental Entity or arbitrator, other than by Parent or Sub, a stockholder of Parent or Sub or any person affiliated with Parent or Sub that, in the reasonable judgment of Parent, materially adversely affects, or is reasonably likely to materially adversely affect, the Company and its Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, the Financing, or the consummation of the transactions contemplated by the Merger Agreement, provided that, in any such case, Parent shall have used commercially reasonable efforts to defeat or have vacated any such action or proceeding against Parent or Sub and shall have failed to do so; or

      (b) there shall be any action taken, or any statute, rule, regulation, injunction, interpretation, judgment, order or decree enacted, enforced, promulgated, issued or deemed applicable to Parent or any of its Subsidiaries or to the Company or any of its Subsidiaries or the Offer or the Merger, by any court, government or Governmental Entity, other than the application of the waiting period provision of the HSR Act to the Offer or the Merger that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

      (c) any change, event, occurrence or circumstance shall have occurred that, in the reasonable judgment of Parent, would have a Material Adverse Effect; or

      (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, which suspension or limitation shall continue for at least three consecutive trading days (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to have a material adverse impact on the capital markets of the United States, or
(iv) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration, escalation or worsening thereof; or

      (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or (i) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or
(ii) any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified shall not be true and correct in any material respect, individually or in the aggregate, in each case when made and as of the expiration of the Offer; except for changes permitted or contemplated by the Merger Agreement and except for such breaches of representations, warranties, covenants or agreements as would not have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Financing or the consummation of the transactions contemplated by the Merger Agreement; or

      (f) the Merger Agreement shall have been terminated in accordance with its terms; or

      (g) any Third Party acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of the outstanding Shares, unless such Shares have been validly tendered and not withdrawn; or

      (h) a tender offer or exchange offer for more than 25% of the Shares shall have been made or publicly proposed by a Third Party; or

      (i) the Board of Directors of the Company withdraws or modifies in a manner adverse to Sub or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger or recommends or approves an Acquisition Proposal by a Third Party; or

      (j) any filing required to be made by the Company or its Subsidiaries with, or any consent, approval, permit or authorization required to be obtained by the Company or its Subsidiaries from, any Governmental Entity which, either individually or in the aggregate, if not made or obtained would have a Material Adverse Effect at the time of or after the consummation of the Offer or would prevent the consummation of the Offer shall not have been made or obtained (as the case may be);

which, in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances giving rise to such condition or may be waived by Parent or Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or Sub or any Affiliate of Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.